EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Riverview Financial Corporation Reports Second Quarter and Six Month 2016 Results

HARRISBURG PA (Marketwired), July 21, 2016 – Riverview Financial Corporation (OTCQX: RIVE) (the “Company”) reported net income of $855,000, or $0.27 per diluted share, for the quarter ending June 30, 2016, as compared with a net loss of ($1.3 million), or ($0.50) per diluted share, for the same quarter, last year. Net income was $1.6 million, or $0.50 per diluted share, for the six months ending June 30, 2016, as compared with a net loss of ($970,000) or ($0.36) per diluted share for the same period last year. Earnings for the comparable year-earlier periods were impacted by charges associated with a balance sheet restructuring, branch closure, merger related expenses, and other efficiency initiatives which better positioned the Company to grow earnings.

Riverview Financial Corporation (the “Company”) is the bank holding company of Riverview Bank, which operates fourteen (14) full service retail banking offices, one (1) loan production office, and three (3) dedicated wealth management offices throughout many Central Pennsylvania markets.

Second Quarter Highlights

•	On June 10, 2016, the Company acquired the independent financial advisory firm, Your Vision Financial Services, which will continue to operate from its current Palmyra, Pennsylvania office location. In addition, the Company acquired Shrawder Financial Services on June 27, 2016, which will operate from its current office location in Sunbury, Pennsylvania. Both companies will be fully integrated into Riverview Wealth Management, an operating division of Riverview Bank, during the third quarter, resulting in an increase in wealth management assets under management in excess of 50%.

•	Asset quality trends remained strong, while also continuing to trend positively. As of June 30, 2016, non-performing assets were only 0.52% of total assets, as compared with 0.76% and 1.12% as of December 31, 2015 and June 30, 2015, respectively.

•	Despite the ongoing challenges relating to the interest rate environment, the net interest margin was relatively steady at 3.75% for the June 2016 quarter -end as compared with 3.74% for the June 2015 quarter-end.

•	Tangible book value was $11.40 as of June 30, 2016, as compared with $11.24 as of December 31, 2015.

•	The company paid a quarterly cash dividend of $0.1375 per share on June 30, 2016.

Kirk D. Fox, Chief Executive Officer of Riverview commented, “Results for the second quarter of 2016 demonstrate that our strategic initiatives are being implemented effectively. We remain excited about our expanded market presence in many Central Pennsylvania markets, which was strengthened by the acquisition of Citizens National Bank of Meyersdale on December 31, 2015.”

President Brett D. Fulk added, “Our strong second quarter results were primarily driven by continued solid asset quality, disciplined expense management, a relatively stable net interest margin, and expanding sources of noninterest income. We are particularly pleased with our recent acquisitions of Your Vision Financial Services and Shrawder Financial Services, respectively, which continue to demonstrate our commitment to the ongoing expansion of strategic and accretive sources of fee income.”

Income Statement Summary

Net interest income for the three months ending June 30, 2016 was $4.4 million, which represented a $698,000, or 18.7%, increase as compared with the three months ending June 30, 2015. The increase was primarily due to organic loan growth, and loans and investments obtained through the Citizens acquisition. The net interest margin for the second quarter of 2016 remained strong and relatively steady at 3.75% for the quarter ending June 30, 2016, as compared with 3.80% for the first quarter of 2016, and 3.74% for the year-earlier quarter. The net interest margin continues to face pressure due to the flattening yield curve and prolonged low-interest rate environment.

The loan loss provision was $156,000 for the second quarter of 2015, compared with $99,000 for the first quarter of 2016 and $450,000 for the quarter ending June 30, 2015. Credit quality trends remain good and management believes the loan loss allowance is adequate.

Total non-interest income for the second quarter of 2016 was $974,000, as compared with $617,000 for the first quarter of 2016, and $522,000 for the quarter ending June 30, 2015. The increase in non-interest income for the second quarter of 2016 was not only attributable to increases in fees and commissions from brokerage and trust services and gains from the sale of mortgage loans, but also to a gain of $334,000 from the sale of investment securities. The sale was initiated to take advantage of increased market values, by selling lower yielding investment securities at a gain and reinvesting the proceeds into loans and higher yielding investment securities.

Non-interest expense was $4.2 million for the quarter ending June 30, 2016, as compared with $6.1 million for the second quarter of 2015. Included within non-interest expense for the year-earlier quarter, were one-time restructuring and efficiency initiative charges, which we believe better positioned the Company for future growth. Non-interest expense was $4.1 million for the first quarter of 2016.

Balance Sheet Summary

As of June 30, 2016, total assets were $527.3 million as compared with $549.4 million as of December 31, 2015 and $448.3 million as of June 30, 2015. Total loans, net of allowance were $394.9 million as of June 30, 2016 as compared with $347.6 million as of June 30, 2015. The primary reason for the year-over-year growth in total asset and loans was the merger with Citizens. On a sequential quarter basis, total net loans decreased approximately $2.8 million, or 0.7% (not annualized). The Company remains challenged to grow commercial-oriented loans in a competitive market while maintaining its conservative underwriting standards.

Total deposits grew $5.9 million, or 1.3% (not annualized), during the second quarter of 2016 as compared with the first quarter. The increase in deposits was attributable to the expansion of the Bank’s geographic footprint as well as taking advantage of the disruption within our markets associated with the acquisition of various community banks by larger financial institutions. As of June 30, 2016, the loan-to-deposit ratio was 85.56%, which suggests that the Company is largely core funded.

Capital ratios continue to exceed regulatory standards for well-capitalized institutions. As of June 30, 2016, the total shareholders’ equity-to-total assets ratio was 8.3% and the tangible common equity-to-tangible assets ratio was 7.06%. Tangible book value per share was $11.40 as of June 30, 2016, compared with $11.24 as of December 31, 2015.

Asset Quality Summary

Total non-performing assets, including loans and other real estate owned, were $2.8 million as of June 30, 2016, compared with $4.2 million as of December 31, 2015. The ratio of non-performing assets to total assets was only 0.52% and non-performing loans were only 0.48% of total loans as of June 30, 2016. The net charge-off ratio (annualized) was 0.26% for the quarter ending June 30, 2016, compared with 0.05% for the year-earlier comparable quarter. Net charges offs were $264,000 for the quarter ending June 30, 2016 as compared with $40,000 for the year-earlier comparable quarter and were centered in one legacy commercial account relationship that declared bankruptcy during the quarter. As our delinquency ratios and trends demonstrate, management believes this to be an isolated incident and not indicative of Riverview’s current portfolio quality.

As of June 30, 2016, the allowance for loan losses to total loans ratio was 0.91%, as compared with 1.07% as of December 31, 2015. Despite this decline, management is confident that the allowance for loan losses to total loans is adequate given the same period decrease in nonperforming loans resulting in a quarter-end allowance for loan losses to nonperforming loans ratio of 187.56%, as compared with 133.45% at December 31, 2015.

About The Company

Riverview Financial Corporation, headquartered in Harrisburg, PA, is the bank holding company for Riverview Bank and its operating divisions Halifax Bank, Marysville Bank, Citizens Neighborhood Bank, and Riverview Wealth Management. Riverview operates fourteen (14) retail banking offices throughout Berks, Dauphin, Schuylkill, Northumberland, Perry, and Somerset Counties, Pennsylvania and one (1) loan production office in Somerset County, and three (3) dedicated Wealth Management and Trust Service offices in Northumberland, Schuylkill and Lebanon Counties. Review Financial Corporation’s shares are traded on OTCQX under the symbol: RIVE. The Company’s Investor Relations site can be found at http://www.riverviewbankpa.com

Contact:	For additional information or questions, please contact: Kirk Fox, Chief Executive Officer Brett Fulk, President Riverview Financial Corporation
	Telephone	(717) 827-4042
	Email	kfox@riverviewbankpa.com bfulk@riverviewbankpa.com

Riverview Financial Corporation (the “Corporation”), may from time to time make written or oral “forward-looking statements,” including statements contained in the Corporation’s filings with the Securities and Exchange Commission including this press release and in its reports to stockholders and in other communications by the Corporation, which are made in good faith by the Corporation pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

These forward-looking statements include statements with respect to the Corporation’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Corporation’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Corporation’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Corporation conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the recent downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Corporation and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for the Corporation’s products and services; the success of the Corporation in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms.

The Corporation cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Corporation on its website or otherwise. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

RIVERVIEW FINANCIAL CORPORATION

SECOND QUARTER 2016 EARNINGS

Consolidated Selected Financial Information

(Dollars in thousands, except per share data)

	As of and for the periods ended
	June 30, 2016 (Unaudited)	December 31, 2015 (Audited)	June 30, 2015 (Unaudited)
Selected Balance Sheet Data:
Total assets	$527,312	$549,449	$448,294
Investment securities available for sale	74,253	75,850	50,419
Total loans, net of allowance	394,884	405,480	347,569
Goodwill	5,408	4,757	2,297
Intangible assets	1,593	1,501	1,245
Total deposits	461,447	448,342	381,812
Borrowings	15,404	51,925	24,000
Shareholders’ equity	43,719	42,303	36,300
Non-performing loans	1,924	3,271	4,694
Non-performing assets	2,766	4,156	5,041
Common shares outstanding	3,220,803	3,205,544	2,709,864
Book value per common share	$13.57	$13.20	$13.40
Tangible book value per common share	$11.40	$11.24	$12.09

	As of and for the three months ended June 30,		As of and for the six months ended June 30,
	2016	2015	2016	2015
Selected Operations Data – Unaudited:
Total interest income	$4,979	$4,229	$10,074	$8,451
Total interest expense	556	504	1,121	1,013

Net interest income before provision for loan losses	4,423	3,725	8,953	7,438
Provision for loan losses	156	450	255	450

Net interest income after provision for loan losses	4,267	3,275	8,698	6,988
Total non-interest income	974	522	1,591	1,069
Total non-interest expense	4,176	6,060	8,297	9,918

Income before taxes	1,065	(2,263)	1,992	(1,861)
Income tax (benefit) expense	210	(919)	384	(891)

Net income (loss)	$855	($1,344)	$1,608	($970)

Per Share Data – Unaudited:
Net income per share (basic)	$0.27	($0.50)	$0.50	($0.36)
Net income per share (diluted)	$0.27	($0.50)	$0.50	($0.36)
Cash dividends per common share	13.72%	13.76%	27.45%	27.53%

	As of and for the three months ended June 30,		As of and for the six months ended June 30,		As of and for the period ended December 31, 2015
	2016	2015	2016	2015
Performance Ratios:
Return on average total assets	0.64%	(1.21%)	0.60%	(0.44%)	(0.17%)
Return on average total shareholders’ equity	7.90%	(14.08%)	7.52%	(5.11%)	(2.01%)
Net interest margin, tax equivalent	3.75%	3.74%	3.79%	3.77%	3.80%
Net interest spread, tax equivalent	3.67%	3.65%	3.72%	3.68%	3.72%
Efficiency ratios	77.38%	142.69%	78.69%	116.59%	102.49%
Non-interest income to average assets	0.73%	0.47%	0.60%	0.49%	0.47%
Non-interest expense to average assets	3.14%	5.44%	3.10%	4.51%	3.97%
Average loan to average deposit ratio	85.56%	93.59%	87.79%	93.43%	93.41%
Average interest earning assets to average interest bearing liabilities	117.07%	117.76%	115.97%	117.58%	118.02%

Asset Quality Ratios:
Non-performing loans to total loans	0.48%	1.33%	0.48%	1.33%	0.80%
Allowance for loan losses to:
Total loans	0.91%	1.18%	0.91%	1.18%	1.07%
Non-performing loans	187.56%	88.30%	187.56%	88.30%	133.45%
Net charge-offs to average loans (annualized)	0.26%	0.05%	0.50%	0.06%	0.26%
Non-performing assets to total assets	0.52%	1.12%	0.52%	1.12%	0.76%

Capital Ratios:
Stockholders’ equity to assets	8.29%	8.10%	8.29%	8.10%	7.70%

Other:
Number of bank subsidiaries	1	1	1	1	1
Number of facilities	18	17	18	17	17
Number of full-time equivalent employees	134	107	134	107	107